EXHIBIT 99.1

Remark Holdings Announces Fiscal Second Quarter 2022
Financial Results

LAS VEGAS, NV - August 15, 2022 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties today announced its financial results for the fiscal quarter ended June 30, 2022. For complete details of the condensed consolidated interim financial statements and accompanying management’s discussion and analysis for the three and six months ended June 30, 2022, please see Remark’s filings with the SEC (www.sec.gov).
Management Commentary

“The company’s second quarter was highlighted by additional partnerships and the joining of industry experts to expand its sales channels significantly,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Our unique value proposition and the innovation inherent in our AI solutions continued to satisfy the different needs of our customers. Looking ahead, we are building a pipeline of opportunities across the U.S. with our SSP-based products with a new streaming fee model and are continuing to advance our deployment activities in China. Taken together, we believe these activities lay the groundwork for continued momentum across our businesses as we seek to deliver first-class AI solutions to our customers.”
Second Quarter 2022 Business Highlights
•During the second quarter, Remark continued to build its data intelligence business using its Smart Safety Platform (“SSP”) and related Smart Sentry units that work with the SSP. Based on initial trial success, the company is building a stream of business opportunities with government agencies, public transportation operators, railways, and sports arenas.

•China Mobile continued to implement Remark’s KanKan AI Platform and Smart Queueing System throughout their retail locations, although the pace of implementation has been significantly slowed due to ongoing lockdowns and measures taken by the Chinese government to achieve a zero-COVID status.

•During the second quarter, Smart Campus solutions were deployed across more than 60 campuses bringing total installations to more than 460 campuses. New functions of the Smart Campus solutions provided a leading management platform for student development, providing a rich set of scenario-based software and AIoT tools for school administrators and families to assemble comprehensive student profiles targeting individual growth.

•Remark’s Smart Construction solutions contributed $1.1 million of revenue as the company completed installations at 14 construction sites, bringing total installations to 67 sites and, thereby, not only completing the initial contract but also securing and partially fulfilling additional contracts on more construction sites.
Fiscal Second Quarter 2022 Financial Results
•Revenue for the fiscal second quarter of 2022 totaled $2.6 million, down from $4.0 million during the fiscal second quarter of 2021.

◦Revenue contributed by Remark’s U.S. businesses decreased by approximately $2.5, primarily as a result of $2.3 million of revenue recorded on an AI data intelligence services project for a daily fantasy sports client in the second quarter of 2021 that was not repeated in the current year period.

◦Revenue from China grew by $1.0 million to $2.5 million due to the completion of larger projects in the current-year period, including continued deployment of smart banking systems, Smart Campus deployments at schools, as well as construction projects.

•Gross profit decreased $1.1 million quarter over quarter to $0.7 million during the second quarter of 2022. The overall gross profit margin for the second quarter of 2022 was 27.8%, compared to 43.9% in the same period in 2021.

•The company incurred an operating loss of $4.0 million in the second quarter of 2022 compared to an operating loss of $2.5 million in the comparable quarter of 2021.

•Net loss totaled $12.5 million, or $0.12 per diluted share in the second quarter ended June 30, 2022, compared to a net loss of $1.5 million, or $0.02 per diluted share in the second quarter ended June 30, 2021.

•On June 30, 2022, the cash balance totaled $1.1 million, compared to a cash balance of $14.2 million on December 31, 2021. Net cash used in operating activities was $11.1 million during the six months ended June 30, 2022.
Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.

The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 800.289.0720
International Number: 323.701.0160
Conference ID: 7189339
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1562633&tp_key=7bdfa0774e

Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time. A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 20, 2022.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 7189339
About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, public safety and workplace arenas. The company also owns and operates an e-commerce digital media property focused on a luxury beach lifestyle. The company’s corporate headquarters and U.S. operations are based in Las Vegas, Nevada, and it also maintains operations in London, England and Shanghai, China. The operations of the variable interest entities that the company consolidates are headquartered in Chengdu, China with additional operations in Hangzhou. For more information, please visit the company’s website at http://www.remarkholdings.com/.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,”

“should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626.623.2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Cash	$1,063	$14,187
Trade accounts receivable, net	9,483	10,267
Inventory, net	1,489	1,346
Investment in marketable securities	12,532	42,349
Prepaid expense and other current assets	6,812	6,363
Total current assets	31,379	74,512
Property and equipment, net	1,442	357
Operating lease assets	181	194
Other long-term assets	359	440
Total assets	$33,361	$75,503
Liabilities
Accounts payable	$8,568	$10,094
Advances from related parties	1,517	—
Accrued expense and other current liabilities	5,665	5,963
Contract liability	415	576
Notes payable, net of unamortized discount and debt issuance cost of $320 and $2,189 at June 30, 2022 and December 31, 2021, respectively	23,478	27,811
Total current liabilities	39,643	44,444
Long-term debt	—	—
Operating lease liabilities, long-term	40	25
Total liabilities	39,683	44,469

Commitments and contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 105,157,769 shares issued and outstanding at each of June 30, 2022 and December 31, 2021	105	105
Additional paid-in-capital	365,263	364,239
Accumulated other comprehensive loss	(692)	(270)
Accumulated deficit	(370,998)	(333,040)
Total stockholders’ equity (deficit)	(6,322)	31,034
Total liabilities and stockholders’ equity (deficit)	$33,361	$75,503

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue, including amounts from China Business Partner (See Note 14)	$2,558	$4,016	$7,225	$8,422
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,847	2,252	6,117	5,004
Sales and marketing	188	398	336	1,399
Technology and development	508	1,305	963	2,855
General and administrative	3,933	2,482	7,872	5,179
Depreciation and amortization	37	49	78	115
Total cost and expense	6,513	6,486	15,366	14,552
Operating loss	(3,955)	(2,470)	(8,141)	(6,130)
Other income (expense)
Interest expense	(1,774)	(380)	(3,960)	(615)
Change in fair value of warrant liability	—	1,322	—	(288)
Loss on investment	(6,952)	—	(26,008)	—
Other gain (loss), net	152	(24)	151	20
Total other income (expense), net	(8,574)	918	(29,817)	(883)
Loss before income taxes	(12,529)	(1,552)	(37,958)	(7,013)
Provision for income taxes	—	(9)	—	(9)
Net loss	$(12,529)	$(1,561)	$(37,958)	$(7,022)
Other comprehensive income
Foreign currency translation adjustments	(424)	13	(422)	55
Comprehensive loss	$(12,953)	$(1,548)	$(38,380)	$(6,967)

Weighted-average shares outstanding, basic and diluted	105,157,769	99,917,452	105,157,769	99,838,456

Net loss per share, basic and diluted	$(0.12)	$(0.02)	$(0.36)	$(0.07)